One Parlex Place, Methuen, MA 01844, (978) 946-2564
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Contact:
Jon Kosheff
Chief Financial Officer
Parlex Corporation
(978) 946-2591
NASDAQ SYMBOL “PRLX”
FOR IMMEDIATE RELEASE
Parlex Corporation Acquired by Johnson Electric
Methuen MA, 10 November 2005 — Parlex Corporation (PRLX), a world leader in the design and manufacture of flexible interconnect products, announced today that it has been acquired by Johnson Electric Holdings Limited.
Parlex Corporation’s common stock will cease to trade on the Nasdaq national market at market close today and will be delisted. Under terms of the merger agreement and the terms of the preferred stock, holders of Parlex Corporation’s common stock are entitled to receive $6.75 in cash for each share and holders of Parlex Corporation’s preferred stock are entitled to receive $80 in cash plus any accrued but unpaid dividends for each share (collectively, the “merger consideration”). Before November 18, 2005, a paying agent appointed by Johnson Electric will mail a letter of transmittal and instructions to all holders of record of Parlex Corporation’s common and preferred stock. The letter of transmittal and instructions will contain information on how to surrender shares of common and preferred stock in exchange for the applicable merger consideration, without interest. Stockholders of record should be in receipt of the letter of transmittal before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker.
Parlex Corporation announced on August 18, 2005, a definitive merger agreement with Johnson Electric Holdings Limited and its subsidiaries regarding the acquisition of the company for approximately $74.6 million, including assumption of Parlex Corporation’s convertible and nonconvertible debt, net of cash, equaling approximately $27.5 million. On November 8, 2005, Parlex Corporation announced that the merger agreement was approved at the special meeting of its shareholders held that day. Approximately 83% of the total number of shares of common stock outstanding and 99% of shares that were voted at the special meeting, voted to approve the merger agreement.
Needham & Company LLC served as financial advisor and Ropes & Gray LLP and Kutchin & Rufo served as legal advisors to Parlex Corporation. Morgan Joseph & Co. Inc. served as financial advisor and Morrison & Foerster LLP served as legal advisor to Johnson Electric.
About Parlex Corporation
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom. For further information, please visit Parlex on the web at http://www.parlex.com.
About Johnson Electric Group
Johnson Electric Capital is the direct investment arm of the Johnson Electric Group. Johnson Electric Group is one of the world’s largest provider of micro motors and integrated motor systems to global customers in the automotive, power tools, home appliances, business equipment, audio-visual and personal care sectors. The Group is headquartered in Hong Kong and employs over 33,000 people in 15 countries worldwide. Johnson Electric Holdings Limited is listed on the Hong Kong Stock Exchange (code 179) and is a constituent of the Hang Seng Index. For further information, please visit Johnson Electric on the web at http://www.johnsonelectric.com.
Forward Looking Statements
The statements, analyses, and other information contained herein relating to the future development of Johnson Electric’s and Parlex Corporation’s businesses, and the contingencies and uncertainties to which Johnson Electric and Parlex Corporation may be subject, as well as other statements including words such as “anticipate, “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.
Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company’s ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company’s ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company’s ability to execute on its plans; (xvi) the effect of the merger and the sale of the multilayer division; (xvii) the effect of regulatory conditions, if any, imposed by regulatory agencies; (xviii) diversion of management time on merger and other transaction related issues and (xix) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.
Parlex Corporation does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise. Stockholders and investors in Parlex Corporation can access our public filings free of charge from the SEC’s website at http://www.sec.gov or by directing their requests to: Office of Investor Relations, Parlex Corporation, One Parlex Place, Methuen, Massachusetts 01844.

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